EXHIBIT 99.1

MicroVision Announces First Quarter 2018 Results

REDMOND, Wash., May 09, 2018 (GLOBE NEWSWIRE) -- MicroVision, Inc. (NASDAQ:MVIS), a leader in innovative ultra-miniature projection display and sensing technology, today announced results for the quarter ended March 31, 2018.

Revenue for the first quarter of 2018 was $2.2 million, compared to $0.6 million for the first quarter of 2017. MicroVision's net loss for the first quarter of 2018 was $7.1 million, or $0.09 per share, compared to a net loss of $5.9 million, or $0.09 per share for the first quarter of 2017.

The company has implemented Revenue Standard ASC 606 for the year beginning January 1, 2018. The Company transitioned to the new standard using the full retrospective approach, and per the standard, historical periods have been adjusted as if the new standard was in place for historical periods.

“I am very pleased with the progress we have made over the last several months. Earlier this week we signed a new $10 million worldwide exclusive license agreement with a leading global technology company for the manufacture and distribution of display-only products, one of our five key vertical markets. This new agreement provides validation of our product roadmap and our revised Go-To-Market strategy. We also continued to make significant progress on our previously announced $24 million contract with a Tier 1 technology company,” said Perry Mulligan, MicroVision’s Chief Executive Officer.

“We also have achieved significant milestones in elements of our core technology, including a new time-of-flight ASIC and a next generation, high resolution MEMS scanner, both necessary to enable our goal of being ready for mass production with several of our new products in early 2019. We are currently working to complete the next generation of development kits that will support our Interactive Display and Sensing products,” Mulligan added.

Financial Results Conference Call

The company will host a conference call today to discuss its first quarter 2018 results and current business operations at 5:00 p.m. ET/2:00 p.m. PT. Interested parties can listen to the company's conference call by accessing the Investor Relations’ section of MicroVision’s web site on the Investor Events Calendar page or dialing 1-877-883-0383 (for U.S. participants) or 1-412-902-6506 (for international participants) ten minutes prior to the start of the call using pass code number 9474035. A replay webcast of the call will also be available from the Investor Relations’ section of MicroVision’s web site on the Investor Events Calendar page.

About MicroVision

MicroVision is the creator of PicoP® scanning technology, and ultra-miniature laser projection and sensing solutions. MicroVision’s patented technology is a single platform that can enable projected displays, image capture and interaction for a wide array of future-ready products in this rapidly evolving, always-on world. Extensive research has led MicroVision to become an independently recognized leader in the development of intellectual property. MicroVision’s IP portfolio has been recognized by the Patent Board as a top 50 IP portfolio among global industrial companies and has been included in the Ocean Tomo 300 Patent Index. The company is based in Redmond, Washington.

For more information, visit the company’s website at www.microvision.com, on Facebook at www.facebook.com/microvisioninc or follow MicroVision on Twitter at @MicroVision.

MicroVision and PicoP are trademarks of MicroVision, Inc. in the United States and other countries. All other trademarks are the properties of their respective owners.

Forward-Looking Statements

Certain statements contained in this release,  including those relating to providing solutions, benefits under license agreements, progress on development contracts, potential customer agreements, milestones, potential demand for MicroVision technology and products, product roadmaps, Go-To-Market strategy, potential products and applications, features of MicroVision technology, and those containing words such as “validation,” “enable” and “goal” are forward-looking statements that involve risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company's forward-looking statements include the following: our ability to raise additional capital when needed; products incorporating our PicoP® display technology may not achieve market acceptance, commercial partners may not perform under agreements as anticipated, we may be unsuccessful in identifying parties interested in paying any amounts or amounts we deem desirable for the purchase or license of IP assets, our or our customers failure to perform under open purchase orders; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims; and other risk factors identified from time to time in the company's SEC reports, including the company's Annual Report on Form 10-K filed with the SEC. Except as expressly required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

MicroVision, Inc.
Balance Sheet
(In thousands)
(Unaudited)
	March 31,	December 31,
	2018	2017

Assets
Current Assets
Cash and cash equivalents	$7,228	$16,966
Accounts receivable, net	2,502	15
Costs and estimated earnings in excess of
billings on uncompleted contracts	258	680
Inventory	4,519	4,541
Other current assets	1,547	1,015
Total current assets	16,054	23,217

Property and equipment, net	2,950	3,251
Restricted cash	435	435
Intangible assets, net	573	602
Other assets	2,506	2,262
Total assets	$22,518	$29,767

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$1,989	$3,063
Accrued liabilities	6,607	5,864
Billings on uncompleted contracts
in excess of related costs	4	5
Other current liabilities	10,103	10,142
Total current liabilities	18,703	19,074

Deferred rent, net of current portion	366	302
Other long-term liabilities	163	305
Total liabilities	19,232	19,681

Commitments and contingencies

Shareholders' Equity
Common stock at par value	79	79
Additional paid-in capital	529,205	528,873
Accumulated deficit	(525,998)	(518,866)
Total shareholders' equity	3,286	10,086
Total liabilities and shareholders' equity	$22,518	$29,767

MicroVision, Inc.
Statement of Operations
(In thousands, except earnings per share data)
(Unaudited)

	Three months ended March 31,
	2018	2017

Royalty revenue	$11	$97
Contract revenue	2,177	471
Total revenue	2,188	568

Cost of product revenue	238	213
Cost of contract revenue	1,635	403
Total cost of revenue	1,873	616

Gross margin	315	(48)

Research and development expense	4,828	3,318
Sales, marketing, general and administrative expense	2,607	2,580
Total operating expenses	7,435	5,898

Loss from operations	(7,120)	(5,946)

Other income (expense), net	(12)	(3)

Net loss	$(7,132)	$(5,949)

Net loss per share - basic and diluted	$(0.09)	$(0.09)

Weighted-average shares outstanding - basic and diluted	78,610	68,113

Investor Relations Contacts:

Ted Moreau
Darrow Associates, Inc.
608.298.7369
tmoreau@darrowir.com

or

David H. Allen
Darrow Associates, Inc.
408.427.4463
dallen@darrowir.com